Exhibit 10.1

CELL THERAPEUTICS, INC.

JAMES BIANCO EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of December 31, 2008, (the “Effective Date”) by and between Cell Therapeutics, Inc. (the “Company”), and James A. Bianco (the “Executive”) (the “Agreement”) and effective January 1, 2009. This Agreement will automatically terminate on December 31, 2010 unless it is amended prior to such time to extend the termination date.

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as Chief Executive Officer of the Company reporting directly to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board.

(b) Board Membership. During Executive’s employment, at each annual meeting of the Company’s stockholders at which Executive’s term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. While a member of the Board, Executive will be permitted to attend all meetings of the Board and executive sessions thereof, on substantially the same basis as other members of the Board, except as is prohibited by applicable law or listing standard and except any meeting of the Independent Directors held in an executive session. Notwithstanding the preceding sentence, Executive will not have the right to attend any portion of a meeting or executive session where the item of discussion relates to Executive’s employment, including (but not limited to) his compensation, performance, and/or service on the Board.

(c) Obligations. During Executive’s employment, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of Executive’s employment, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board. Notwithstanding the foregoing, Executive may serve on civic or charitable boards, fulfill speaking engagements and manage personal investments, provided that they do not materially interfere with Executive’s responsibilities and are otherwise not competitive and do not conflict with the Company’s business in any manner. Executive may also serve in non-executive roles (including as a non-executive chairman of a board or a similar role) for other entities, provided Executive receives prior written approval from the Board, which approval shall not be unreasonably withheld. As of the Effective Date, the Board has approved Executive’s role as a consultant and as a member of the Board of Directors of Aequus Biopharma, Inc. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s employment.

2. At-Will Employment. The parties agree that the Executive’s employment with the Company constitutes “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Compensation.

(a) Base Salary. During Executive’s employment, the Company will pay Executive as compensation for his services a base salary at the annualized rate of Six Hundred Fifty Thousand Dollars ($650,000) (the “Base Salary”); provided that the Compensation Committee of the Board (the “Committee”) shall reconsider such Base Salary on or before February 28, 2009 and, in its’ sole discretion after due consideration, determine to maintain or increase such Base Salary for the remainder of Executive’s employment. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(b) Annual Bonus. Executive will be eligible to earn an annual performance bonus each calendar year based upon Executive’s actual achievement for the calendar year relative to certain specified objective or subjective performance goals, as determined by the Committee in its sole discretion. Specifically:

(i) Executive will be eligible to earn a target bonus for a calendar year of performance based upon Executive’s achievement of specified reasonable and achievable individual, financial and/or business goals (the “Target Bonus Goals”), which goals are established, after consultation with Executive, by the Committee no later than sixty (60) days after the beginning of each calendar year of performance; provided that the Target Bonus Goals for the 2009 calendar year of performance shall be established by February 28, 2009. Executive will be eligible to receive a target bonus of at least fifty percent (50%) of his Base Salary upon one hundred percent (100%) achievement of the Target Bonus Goals. For purposes of clarity, the Committee may approve individual Target Bonus Goals which, if achieved, will result in some portion of the target bonus being achieved, as determined by the Committee in its’ sole discretion. The Committee may also, in its’ sole discretion, approve discretionary bonuses in any amount at any time.

(ii) Executive will be eligible to earn additional bonus amounts for a calendar year of performance based upon Executive’s achievement of specified individual, financial and/or business goals which are considered “stretch” goals that are achievable upon Executive’s outstanding performance for the calendar year of performance (the “Stretch Bonus Goals”), which goals and the additional bonus amounts that are eligible to be earned upon one hundred percent (100%) achievement of one or more of such goals shall be established, after consultation with Executive, by the Committee no later than sixty (60) days after the beginning of each calendar year of performance; provided that the Stretch Bonus Goals and amount of additional bonus that may be earned for the 2009 calendar year of performance shall be established by February 28, 2009.

Whether or not any target bonus or additional bonus is earned by Executive will depend on Executive’s actual performance for the calendar year relative to the established performance goals, as determined by the Committee, in its sole discretion. Notwithstanding anything stated herein to the contrary, Executive must be employed by or providing services to the Company on the date bonus payments are made to be eligible to receive any target or additional bonus amounts (Executive will not receive any target or additional bonus amounts if Executive’s service terminates, for any reason, prior to the date either such bonus amount is paid).

(c) Equity Compensation. Executive will be eligible to receive equity awards at the discretion of the Board or the Committee, as applicable, under and pursuant to the terms of the Company’s equity plans. In its’ sole and absolute discretion, the Committee shall determine a reasonable strategy for future equity awards on or before February 28, 2009.

4. Executive Benefits.

(a) Health Benefits. During Executive’s employment, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company and generally available to other senior executives of the Company, including, without limitation, the Company’s group medical (including reimbursement of retainer fees for physician concierge services (MD2), subject to a maximum cap on such reimbursements of Fifteen Thousand Dollars ($15,000) per year), dental, vision, and flexible-spending account plans. To the extent the Company cancels or changes the benefit plans and programs generally available to other senior executives of the Company, the Company reserves the right to cancel or change the benefit plans and programs it offers to Executive on an equivalent basis.

(b) Life/Disability Insurance. The Company will pay the annual premiums for universal life insurance (or other non-term life insurance) for the benefit of Executive and his beneficiaries, with a policy coverage amount of not less than Five Million Dollars ($5,000,000); provided that the total premiums for such life insurance paid by the Company shall not exceed Forty One Thousand Five Hundred Dollars ($41,500) per year (such cap shall be adjusted annually based on the cost of living adjustments applicable to U.S. social security benefits beginning with calendar year 2010; Executive shall not be entitled to any tax gross-up for this life insurance benefit). Furthermore, the Company will provide, at Executive’s expense, disability insurance for the benefit of Executive. Executive’s Base Salary will be increased by the amount of the annual premium for such disability coverage and the Company’s records will reflect that the premiums for the disability policy have been paid by the Executive. The above benefits are subject to availability at reasonable cost and any limitations resulting from Executive’s physical condition; provided that, in the event the annual premium cost of the above life insurance coverage shall increase above the premium cap specified above due to changes in Executive’s physical condition or other factors, the Company shall pay the annual premiums for such coverage as may be available and which is as comparable to the above coverage as possible, with total annual premiums not to exceed the annual premium cap specified above. The policy will accrue to the benefit of Executive and Executive will be entitled to the full ownership and benefit of the life insurance policy, even after termination of his employment for any reason.

(c) Health Club Membership. The Company will reimburse the Executive for the reasonable dues and expenses of maintaining his health club membership, not to exceed Five Hundred Dollars ($500) per month (Executive shall not be entitled to any tax gross-up for this health club benefit).

(d) Chartered Aircraft. To the extent permitted by the Company’s travel policy to be reviewed and approved from time to time by the Company’s audit committee: (i) the Company shall pay for Executive’s use of chartered aircraft for business purposes when cost effective and/or in the best interests of the Company, and (ii) Executive’s family members may accompany Executive on such business trips, provided that Executive must pay the Company the amount necessary to ensure that such travel by Executive’s family members will not be treated as taxable compensation to Executive. (Executive shall not be entitled to any tax gross-up for this chartered aircraft benefit).

(e) Tax Preparation. The Company shall reimburse Executive for all reasonable costs and expenses incurred by Executive for outside tax planning and tax return preparation services for Executive, up to a maximum of Three Thousand Five Hundred Dollars ($3,500)(Executive shall not be entitled to any tax gross-up for this tax preparation benefit).

(f) Medical License Fees. The Company shall promptly reimburse Executive for all reasonable and necessary costs and expenses incurred by Executive to maintain Executive’s medical license (Executive shall not be entitled to any tax gross-up for this benefit).

5. Vacation. Executive will be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by parties hereto. Any accrued but unused vacation time will be carried to the following year, pursuant to Company policy.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Involuntary Termination. If Executive’s employment is terminated by the Company without Cause (as defined herein) or if Executive resigns from Executive’s employment for Good Reason (as defined herein)(for purposes of clarity, a termination without Cause or for Good Reason does not include a termination that occurs as a result of Executive’s death or disability), and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Executive signs and does not revoke a general release of all claims in the form prescribed by the Company (a “Release”) and such Release becomes effective within sixty (60) days of Executive’s Separation (the “Deadline”), then, subject to Section 7(e) below, Executive shall receive: (i) two (2) years of Base Salary, which shall be paid in twenty-four (24) equal installments pursuant to the Company’s regular payroll procedures, commencing on the Company’s first normal payroll date that occurs on or after the Deadline; (ii) any unvested portion of any outstanding options and/or any unvested shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise will immediately vest and become exercisable and will remain exercisable for a period of two (2) years following the date of Executive’s Separation (except with respect to any options granted pursuant to a plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”)), subject to the terms of the applicable plan and award agreement; (iii) the Company shall reimburse Executive for monthly premiums paid to continue Executive’s (and, if applicable, Executive’s eligible spouse and dependents) Company health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for two (2) years from the date that Executive (and, if applicable, Executive’s eligible spouse and dependents) lose health care coverage as an employee under the Company’s health plans until the earlier of: (1) a date two (2) years after the date health care coverage is lost as an employee; or (2) a date on which the Executive is covered under the medical plan of another employer, which does not exclude pre-existing conditions; (iv) the Company shall continue to pay premiums to maintain any life insurance for Executive, existing and paid for by the Company as of the date of Executive’s Separation, for two (2) years following Executive’s Separation, which payments shall be made on each regularly scheduled due date for such payments beginning with the first regularly scheduled due date that occurs on or after the Deadline (with any payments due prior to such time being made on such date); and (v) all accrued but unused vacation and sick leave will be paid upon Executive’s termination of employment.

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily, other than for Good Reason by Executive or for Cause by the Company, then (i) all vesting of unvested or restricted shares of Company common stock or of any outstanding options under any stock option and stock incentive plans of the Company or otherwise held by Executive will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

(c) Involuntary Termination after a Change of Control. In the event of a Change of Control (as defined below) and Executive is terminated without Cause or voluntarily terminates for Good Reason (for purposes of clarity, a termination without Cause or for Good Reason does not include a termination that occurs as a result of Executive’s death or disability) and provided that such termination constitutes a Separation and Executive signs and does not revoke a Release and such Release becomes effective by the Deadline, then, subject to Section 7(e), Executive shall not receive the severance set forth in Section 7(a) above and shall instead receive the following: (i) a lump sum payment equal to two (2) years of Base Salary, plus an amount equal to the greater of the average of the three (3) prior years’ bonuses or thirty percent (30%) of Executive’s Base Salary, which shall be paid on the Company’s first normal payroll date that occurs on or after the Deadline, (ii) the Company shall reimburse Executive for monthly premiums paid to continue Executive’s (and, if applicable, Executive’s eligible spouse and dependents) Company health insurance under COBRA for two (2) years from the date that Executive (and, if applicable, Executive’s eligible spouse and dependents) lose health care coverage as an employee under the Company’s health plans until the earlier of: (1) a date two (2) years after the date health care coverage is lost as an employee; or (2) a date on which the Executive is covered under the medical plan of another employer, which does not exclude pre-existing conditions; (iii) the Company shall continue to pay premiums to maintain any life insurance for Executive, existing and paid for by the Company as of the date of Executive’s

Separation, for two (2) years following Executive’s Separation, which payments shall be made on each regularly scheduled due date for such payments beginning with the first regularly scheduled due date that occurs on or after the Deadline (with any payments due prior to such time being made on such date); and (iv) all accrued but unused vacation and sick leave will be paid upon Executive’s termination of employment.

(d) Code Section 409A. For purposes of Code Section 409A, each payment that is paid under Sections 7(a) and/or (c) above is hereby designated as a separate payment. Notwithstanding anything stated herein to the contrary, each of the separate payments made within six (6) months of Executive’s Separation, to the extent subject to Code Section 409A, is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii); provided that (i) to the extent that any of such payments do not qualify to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the Treasury or the IRS, and (ii) if the Company (for this purpose, “employer” as defined in Treasury Regulation Section 1.409A-1(h)(3)) is publicly traded on an established securities market or otherwise at the time of Executive’s Separation and, at the time of Executive’s Separation Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), then the portion of the payments that does not qualify or otherwise exceeds such limit shall not be paid during the six (6) month period following Executive’s Separation and shall instead be paid on the first business day following the expiration of such six (6) month period or, if earlier, the date of Executive’s death, and any remaining payments shall continue to be paid in accordance with this Section 7.

(e) Forfeiture of Severance Benefits. Notwithstanding the foregoing, Executive will forfeit, and if already paid, repay to the Company on an after-tax basis, any severance benefits set forth in Section 7 (a) or (c) if: (i) the Company is required to restate financials due to the material noncompliance of the Company with any financial reporting requirement under the U.S. securities laws during any period for which Executive was Chief Executive Officer of the Company; (ii) Executive acts in a manner that would have constituted Cause had he been employed at the time of such act; and/or (iii) Executive otherwise violates the terms of this Agreement, including but not limited to the provisions of Section 12.

(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source.

8. Change of Control Benefits. In the event of a Change of Control during Executive’s employment, any unvested portion of any outstanding options and/or any unvested shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise held by Executive at the time of the Change of Control will have such vesting accelerated so as to become 100% vested and exercisable and will remain exercisable for a period of two (2) years following the date of Executive’s Separation (except with respect to any options granted pursuant to a plan intended to qualify under Section 423 of the Code), subject to the terms of the applicable plan and award agreement. Thereafter, any outstanding options and/or shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise held by Executive will be subject to the terms, definitions and provisions of the applicable plan and award agreements.

9. Gross-Up. In the event that any compensation and other benefits provided for in this Agreement following a Change of Control, Involuntary Termination, or Voluntary Termination for Good Reason constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Any payment required pursuant to this Section 9 will be paid as soon as practicable after a determination is made pursuant to this Section; provided that, in any event, such payment will be paid by the end of the calendar year next following the calendar year in which Executive remits the related taxes in compliance with Treasury Regulation Section 1.409A-3(i)(1)(v). Any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Except as specifically described in this section, the Company has no obligation to pay Executive a gross-up for any other income or excise tax that might be owed by the Executive as a result of any compensation to Executive.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) gross negligence or willful misconduct in the performance of Executive’s duties to the Company after written notice to Executive and the failure to cure same within ten (10) days after receipt of written notice; (ii) refusal or failure to act in accordance with any lawful specific direction or order of the Board after written notice to Executive of such refusal or failure and failure to cure the same within ten (10) days after receipt of written notice; (iii) commission of any act of fraud with respect to the Company; (iv) Executive’s material breach of any written agreement or material policy of the Company after written notice to Executive of such breach and failure to cure, if curable, the same within ten (10) days after receipt of written notice; and (v) Executive’s conviction of, or plea of nolo contendre to, a crime which adversely affects the Company’s business or reputation, in each case as determined by the Board.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 33% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (i) are members of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) Good Reason. For purposes of this Agreement, “Good Reason” is defined as a voluntary resignation by Executive upon thirty (30) days prior written notice to the Company, within sixty (60) days following the occurrence of one or more of the following events without Executive’s prior written consent: (i) a material reduction in Executive’s responsibilities, authority, titles or offices resulting in material diminution of his position, excluding for this purpose an isolated, insubstantial, inadvertent action not taken in bad faith; (ii) a reduction of more than ten percent (10%) of Executive’s Base Salary, other than as a part of an across-the-board salary reduction applicable to executive officers of the Company; (iii) relocation of Executive’s primary place of business for the performance of his duties to a location which is more than fifty (50) miles from its prior location; or (iv) a material breach by the Company of this Agreement; and provided further that the Company shall have thirty (30) days after delivery of such notice to cure, and only if the Company does not cure within that time shall there be Good Reason.

11. Confidential Information. Executive agrees that the Company’s Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) that Executive has previously signed will remain in full force and effect throughout the term of this Agreement.

12. Confidential Nature of Severance Payments.

(a) Noncompete. Executive agrees that, while he is employed by the Company and for the two (2) year period following termination of his employment, he will not (except in furtherance of his employment with the Company), without the prior written consent of the Company, either directly or indirectly (i) solicit business from, or compete with the

Company or any Company affiliate for the business of, any customer of the Company or any Company affiliate, (ii) operate, control, advise, be engaged by, perform any consulting services for, invest in (other than less than one percent (1%) of the outstanding stock in a publicly held corporation which is traded over-the-counter or on a recognized securities exchange), or (iii) otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity who or which researches, sells, manufacturers or distributes oncology drugs or oncology products in those geographical areas in which the Company or any Company affiliate conducts or has conducted such business during Executive’s employment.

(b) Non-Solicitation. Executive agrees that while he is employed by the Company and for an two (2) year period thereafter, he will not (except in furtherance of his employment with the Company), without the prior written consent of the Company, directly or indirectly solicit, induce, or attempt to solicit or induce any employee, agent, or other representative or associate of the Company or any Company affiliate to terminate its relationship with the Company or any Company affiliate or in any way interfere with such a relationship or a relationship between the Company or any Company affiliate and any of its suppliers or distributors.

(c) Understanding of Covenants. The Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Cell Therapeutics, Inc.

501 Elliot Avenue West, Suite 400

Seattle, Washington 98819

Attn: Chairman of the Board

If to Executive:

At the last address provided to the Company

or, in the event Executive changes residences, at the last residential address known by the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration.

(a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by binding arbitration to be held in King County, Washington in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) will apply Washington law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Executive hereby consents to the personal jurisdiction of the state and federal courts located in Washington for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

17. Integration. This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Legal Fees. Following receipt of appropriate invoices and receipts, the Company shall reimburse Executive for up to fifteen thousand dollars ($15,000) of reasonable costs and expenses (including fees and disbursements of counsel) actually incurred by Executive in negotiating the terms and conditions of this Agreement.

21. Governing Law. This Agreement will be governed by the laws of the State of Washington.

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the date and year set forth below.

Cell Therapeutics, Inc.

By:	/s/ Frederick W. Telling, Ph.D.	Date:	December 31, 2008
Title:	Chairman, Compensation Committee

James A. Bianco, M.D.

/s/ James A. Bianco, M.D.		Date:	December 31, 2008

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